EXHIBIT 99.01

Chegg Reports Q2 2017 Financial Results and Raises Full Year Guidance
Chegg Services set a Quarterly Record for Subscribers Up 54% Over Last Year

SANTA CLARA, Calif., July 25, 2017 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended June 30, 2017.

“The momentum we saw in Q1 continued into Q2, as we exceeded our expectations on both revenue and profitability. As engagement with Chegg Services expands, we have increased confidence to raise our guidance for the full year,” said Dan Rosensweig, Chairman and CEO of Chegg, Inc. “We believe that Chegg is becoming the largest direct-to-student platform in the country, with students increasingly dependent on Chegg to master their subjects, pass their classes, and graduate. In the first half of this year students viewed almost 200 million pieces of Chegg Study content, created over 290 million new citations, and were tutored in over 180 different subjects.”

Q2 2017 Highlights:

•	Total Net Revenues of $56.3 million, an increase of 6% year-over-year

•	Total Net Revenues to Non-GAAP Total Net Revenues growth increased 38% year-over-year *

•	Chegg Services Revenues grew 50% year-over-year to $44.7 million, or 79% of total net revenues, compared to 56% in Q2 2016

•	Net Loss was $6.0 million

•	Non-GAAP Net Income was $6.0 million

•	Adjusted EBITDA was $10.1 million

•	1.2 million: number of Chegg Services subscribers

•	98 million: total Chegg Study content views

Our total net revenues are comprised of two revenue streams: (1) Chegg Services revenues, which includes Chegg Study, Chegg Tutors, our Writing Tools service, Enrollment Marketing, Brand Partnership, Internships, and Test Prep; and (2) Required Materials revenues, which includes commission revenues from Ingram Content Group (Ingram) and textbook publishers, and the rental and sale of eTextbooks.

* Chegg presents non-GAAP total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram was complete and the revenues from print textbook business were entirely commission-based. Chegg completed its transition to Ingram in November 2016 and to provide a more meaningful comparison of Chegg's total net revenues for the second quarter of 2017, Chegg has presented the year-over-year percentage against non-GAAP total net revenues for the same period in 2016.

For more information about non-GAAP total net revenues, non-GAAP net income, and adjusted EBITDA, and a reconciliation of non-GAAP total net revenues to total net revenues, non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Third Quarter 2017

•	Total Net Revenues in the range of $56 million to $58 million

•	Chegg Services Revenues in the range of $37 million to $39 million

•	Gross Margin between 60% and 62%

•	Adjusted EBITDA in the range of $3 million to $4 million

Full Year 2017

•	Total Net Revenues in the range of $241 million to $243 million

•	Chegg Services Revenues in the range of $180 million to $182 million

•	Gross Margin greater than 65%

•	Adjusted EBITDA in the range of $41 million to $42 million

•	Capital Expenditures in the range of $20 million to $25 million

•	Free Cash Flow in the range of $18 million to $22 million

For more information about the use of non-GAAP measures, a reconciliation of adjusted EBITDA to net loss for the third quarter 2017 and full year 2017, and a reconciliation of free cash flow to cash provided by operating activities for the full year 2017, see the below sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” and "Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow."

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey, and welcome everyone. We had another great quarter and it’s been a great first half. In a few minutes, Andy will walk you through our Q2 numbers in more detail as well as our updated guidance.

We are clearly pleased with our financial results and our new outlook, and we are even more excited about the strength of our brand, the relationship we are building with students, and we believe that Chegg is becoming the largest direct-to-student platform in the country. This has allowed us to accelerate our growth, add new services, and extend relationships with key partners, all of which should benefit Chegg, our investors, and, of course students.

The education sector is massive. It’s a one-trillion-dollar market on an annual basis that involves 15% of the total U.S. population. It represents 7% of our GDP and is clearly ripe for disruption. And, as big as the education market is, we believe it’s actually expanding, particularly for the types of products and services that Chegg offers, and the many formats in which we offer them. The more subjects we cover, the more services we offer, the more ways students can consume the content, the larger the market opportunity gets for us. And the power of the Chegg platform is that each of these services contributes to the success of the other. Chegg students and our investors benefit from the size of our network, the interconnectivity of our services, the strength of our brand, and our proprietary data, which we call the student graph, all of which contributes to a very large moat around Chegg’s offerings.

With that in mind, we entered 2017 focused on our key three priorities. First, to execute on our financial objectives and, as we noted, we are off to a great start. Second, given the size of our market and the expanding opportunities that we see, we continue to make strategic investments in our core Chegg Services: Chegg Study, Chegg Writing, and Chegg Tutors. Third, as we believe the education industry is being disrupted right now, we continue to make investments in new opportunities that take advantage of our reach, brand and student graph.

We believe that the education industry is rapidly moving to a “learn to earn” philosophy and we are very excited with our investments in our internships and careers sites. Because of the student graph and our relationships to students, our strategy is to know more about them than anyone else so that we are in the best position to get them their first job.

From the beginning, Chegg has believed that because of the changes in the economy, globalization, and technology, that more people will be looking to learn for longer periods of times across their careers. And that technology, as it has for so many other industries, will allow for more people to learn more things, from more locations, at more convenient times, at a lower cost and with higher quality. And it won’t be limited to just subject matter or degree based learning; it’s already evolving in to a skills based learning around STEM and other categories that are best served online.

Our company has been built around meeting the evolving needs of the modern learner and we are proud of the success we are seeing as we have transitioned to a pure digital business, with nearly 1.2 million Chegg Service subscribers in Q2 alone, up 54% year over year.

We are continually making enhancements to both the depth and breadth of what we offer across our platform, expanding the number of students that our services are relevant to, and increasing the number of ways students can learn and consume content.

As examples, we increased our total number of addressable ISBN’s in Chegg Study in this quarter to nearly 27,000 and we are excited to announce that we are adding video content to Chegg Study. Now students can learn through step-by-step solutions, our proprietary
Q & A network, and now video; and we expect to substantially increase the number of videos we roll out over the next couple of years, both licensed content and those we create on our own.

Chegg Study is the center of our flywheel as students rely on it to better understand their work and improve their grades. To give you a sense of just how important it’s becoming; students viewed almost 98 million pieces of content in the quarter, bringing our total content views to nearly 200 million in the first half of 2017 alone; which is an astounding growth of more than 60% year over year. Our proprietary Q&A network, powered by over 35,000 experts, answered over 1 million new questions in the quarter, bringing our database to a record 10 million questions asked and answered in Chegg Study.

Considering our extensive library of step-by-step solutions, our proprietary Q & A and now the addition of video, we think it would be very difficult to replicate the size, scale, and quality of our content and experience.

And, as strong as Chegg Study has become, we are seeing similar momentum with Chegg Writing Services. We knew this business would be big and we believe that it’s only getting bigger. All students are required to write but, unfortunately, over 25% of students must take a remedial writing class prior to getting any credits in college. This makes the writing category a big opportunity for Chegg as we expand beyond helping students cite to helping students learn to write.

Chegg Writing has shown impressive user and engagement growth in this quarter. Students spent over 8 minutes per session on the site and over 290 million new citations were created by users in the first half of 2017.

We believe the modern student sees the future of learning the way they see many other services they are using today; they expect them to be online, on-demand, personalized, adaptive and most importantly, when needed, backed by human help. With about 40% of students working 30 hours a week or more, coupled with continued cuts to higher education funding, the need for high-quality, low-cost, human help is significant and we believe it’s only getting bigger.

That’s one of the many reasons why Chegg Tutors is a core service on its own, and a key to our overall product strategy. Our services are all designed to work together to help a student improve their learning, get a better grade, and ultimately master a subject. Each time we add a service we are able to drive users from one service to the next and, with Tutors, that continues to be the case, as over 50% of all of our tutoring customers come directly from our other existing Chegg users. So we are able to grow that business faster, for a lower cost, and expand the amount of time and money students are spending with us, all to improve their outcomes.

And students continue to be highly engaged with Chegg Tutors; receiving lessons in over 180 subjects in the first half of this year, with average lesson hours per student increasing about 4% year over year. These are all powerful indicators of why we believe Chegg Tutors could, one-day, be our largest business.

As Chegg gets bigger, and our collective brands are now recognized by 78% of U.S. college students, we are becoming a primary partner and distribution channel for education products and services. We entered in to three significant partnerships this quarter that reflect the power and importance of Chegg in the market.

In Q2 we announced a partnership with Sallie Mae, who is a leading provider of loans for both undergraduate and graduate students. Their objective in working with us is to differentiate their offering from others and ensure that, when they give a loan, that the student is more likely to learn the subject, pass their class, and graduate so, ultimately, they can pay that loan back. Through this partnership with Chegg, every student who takes out a Sallie Mae Smart Option Loan or Sallie Mae Smart Option Graduate Loan gets free access to Chegg Study and our network of Chegg Tutors, sponsored by Sallie Mae. This is a phenomenal endorsement of the quality of Chegg Services, and highlights our importance in the market.

Further reinforcing our position in a student’s learning experience, we announced a partnership with Cengage, the second largest publisher in the country, in which Chegg Tutors will be integrated into Cengage’s WebAssign Online Learning Platform, opening up our service to over a million students that use WebAssign. This allows Cengage to expand the capability of their online learning; by partnering with Chegg to bring the scale, quality and technology we have to support the volume of students, at the level they want, for on-demand human help.

We are also pleased that we extended our partnership with McGraw-Hill Education and expanded the content we have for learning services, as they are another partner who shares our mission to improve student outcomes.

We could not be happier with our financial results, the engagement with our Chegg Services, and our improving position in the learning landscape.

We believe our core businesses are very early in their growth and are driving our current financial success, and will be for the foreseeable future. But we are also making important long-term investments in our career and internship services, because we believe there is going to be an increased emphasis on learning to earning. We are currently focused on getting our product out in the market to both students and employers, getting the user experience right, and using A.I. and computer learning to increase the quality of our matches.

We believe Chegg is uniquely positioned to be at the very center of how people are going to learn. We remain dedicated to our mission to improve student outcomes and will continue to stay focused on bringing students the highest quality content & services. This is what drives our success of our business and what drives our team every day at Chegg.

And with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the second quarter, as well as our improved outlook for the remainder of 2017.

Chegg had a great first half of the year, with both Q1 and Q2 ahead of our expectations. The team is executing well and the investments we are making in our platform, brand and student graph are paying off as our revenue and adjusted EBITDA came in at the high-end of our expectations, which gives us the confidence to increase our full year guidance.

For the second quarter, total revenue was $56.3 million, driven by Chegg Services revenue growth of 50%. We continued to see strong subscriber growth and engagement, with growth rates similar to what we experienced in 2016, but on top of a much larger base.

Q2 gross margins of 70% were at the high-end of our expectations. And Notably, much of the incremental revenue goes straight to the gross margin line, as services like Chegg Study and our Writing Tools have a relatively fixed cost structure. Therefore, as these services grow and achieve scale, we expect our margins to continue to increase.

This led to an adjusted EBITDA of $10.1 million, above our expectations, demonstrating the leverage and impact of our all-digital model.

Looking at the balance sheet, we ended the quarter with cash of $66 million, after payments to the founders of Imagine Easy of approximately $21 million. These deferred payments were part of the original purchase agreement and over the next two years, we have additional payments of approximately $11 million.

Based on the strength of our performance in the first half of the year and the momentum we see in the business, we are increasing our outlook.

For the full year 2017 we now expect:

•	Total revenue between $241 and $243 million, with Chegg Services revenue between $180 and $182 million

•	Gross margin greater than 65%

•	Adjusted EBITDA between $41 and $42 million or almost double what we achieved in 2016

•	With CAPEX remaining between $20 and $25 million

•	And we now expect free cash flow to be between $18 and $22 million

For Q3 we expect:

•	Total revenue between $56 and $58 million, with

•	Chegg Services revenue between $37 and $39 million

•	Gross margin between 60% and 62%

•	And adjusted EBITDA between $3 and $4 million

In closing, we had a great first half of 2017. We continued our strong execution and delivered above the high-end of our expectations, all while continuing to invest in both the content that powers our existing services and in building out new services like Careers, which we expect to contribute to our growth in 2019 and beyond. As a result, we have increased our outlook for 2017 and have greater confidence in reaching our long-term model of approximately 30% growth for Chegg Services revenue, greater than 65% gross margin and approximately 25% adjusted EBITDA margin.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on July 25, 2017, until 8:59 p.m. Pacific Daylight Time on August 1, 2017, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13665784. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP total net revenues, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges (credits), and other (expense) income, net; (2) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business; (3) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (4) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (5) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (6) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants; (7) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (8) free cash flow as net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” and "Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow" tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

During 2015 and 2016, Chegg was in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its print textbook business to Ingram. During the transition, Chegg reported print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Upon completion of the transition, all revenues from print textbook business transactions now represent an approximate 20% commission earned. Our transition to a fully commission-based model with Ingram completed in November 2016. The non-GAAP revenue adjustments present historical total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the changes to its business model by facilitating period over period revenues comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges (credits).

Restructuring charges (credits) primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges (credits) are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges (credits) from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy acquisition; and (2) the remaining pay-out related to the Bookstep acquisition. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Free cash flow.

In addition to the non-GAAP financial measures discussed above, Chegg also uses free cash flow. Free cash flow represents net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of textbooks, property, buildings, and equipment, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding engagement with an expansion of Chegg Services, Chegg’s momentum, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the impact of Chegg’s acquisition of Imagine Easy Solutions; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; Chegg’s and Ingram’s ability to manage Ingram's textbook library; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 1, 2017, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	June 30, 2017	December 31, 2016
Assets	(unaudited)	*
Current assets
Cash	$66,086	$77,329
Accounts receivable, net of allowance for doubtful accounts of $180 and $436 at June 30, 2017 and December 31, 2016, respectively	8,750	10,451
Prepaid expenses	6,950	2,579
Other current assets	7,571	21,014
Total current assets	89,357	111,373
Textbook library, net	—	2,575
Property and equipment, net	40,294	35,305
Goodwill	116,239	116,239
Intangible assets, net	17,970	20,748
Other assets	4,297	4,412
Total assets	$268,157	$290,652
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$809	$5,175
Deferred revenue	12,457	14,836
Accrued liabilities	27,861	44,319
Total current liabilities	41,127	64,330
Long-term liabilities
Total other long-term liabilities	4,974	4,383
Total liabilities	46,101	68,713
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 95,684,945 and 91,708,839 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	96	92
Additional paid-in capital	605,638	593,351
Accumulated other comprehensive income (loss)	76	(176)
Accumulated deficit	(383,754)	(371,328)
Total stockholders' equity	222,056	221,939
Total liabilities and stockholders' equity	$268,157	$290,652
* Derived from audited consolidated financial statements as of and for the year ended December 31, 2016.

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenues:
Rental	$—	$12,006	$—	$26,570
Services	56,317	37,795	118,919	77,547
Sales	—	3,235	—	15,573
Total net revenues	56,317	53,036	118,919	119,690
Cost of revenues(1):
Rental	—	5,346	—	18,859
Services	17,042	12,606	38,438	26,481
Sales	—	3,455	—	14,990
Total cost of revenues	17,042	21,407	38,438	60,330
Gross profit	39,275	31,629	80,481	59,360
Operating expenses(1):
Technology and development	19,899	16,033	39,201	32,991
Sales and marketing	10,098	11,747	26,062	26,193
General and administrative	14,501	14,569	29,843	27,235
Restructuring charges (credits)	59	(154)	959	(198)
Gain on liquidation of textbooks	—	(2,191)	(4,766)	(3,196)
Total operating expenses	44,557	40,004	91,299	83,025
Loss from operations	(5,282)	(8,375)	(10,818)	(23,665)
Interest expense and other (expense) income, net:
Interest expense, net	(18)	(61)	(37)	(121)
Other (expense) income, net	(9)	(63)	(208)	2
Total interest expense and other (expense) income, net	(27)	(124)	(245)	(119)
Loss before provision for income taxes	(5,309)	(8,499)	(11,063)	(23,784)
Provision for income taxes	716	509	1,363	909
Net loss	$(6,025)	$(9,008)	$(12,426)	$(24,693)
Net loss per share, basic and diluted	$(0.06)	$(0.10)	$(0.13)	$(0.28)
Weighted average shares used to compute net loss per share, basic and diluted	95,047	90,416	93,943	89,767

(1) Includes share-based compensation expense as follows:
Cost of revenues	$88	$41	$155	$69
Technology and development	3,387	3,632	6,628	7,758
Sales and marketing	1,201	1,958	2,327	3,851
General and administrative	4,423	5,590	8,267	10,813
Total share-based compensation expense	$9,099	$11,221	$17,377	$22,491

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(12,426)	$(24,693)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Textbook library depreciation expense	—	7,220
Other depreciation and amortization expense	9,093	6,068
Share-based compensation expense	17,377	22,491
Gain on liquidation of textbooks	(4,766)	(3,196)
Loss from write-offs of textbooks	314	473
Interest accretion on deferred consideration	(626)	—
Other non-cash items	(55)	(18)
Change in assets and liabilities, net of acquisition of business:
Accounts receivable	1,989	2,607
Prepaid expenses and other current assets	9,072	(10,908)
Other assets	115	(398)
Accounts payable	(3,591)	1,016
Deferred revenue	(2,379)	(650)
Accrued liabilities	1,181	(6,942)
Other liabilities	858	(193)
Net cash provided by (used in) operating activities	16,156	(7,123)
Cash flows from investing activities
Purchases of textbooks	—	(551)
Proceeds from liquidations of textbooks	6,943	14,794
Purchases of marketable securities	—	(7,633)
Proceeds from sale of marketable securities	—	22,830
Maturities of marketable securities	—	6,844
Purchases of property and equipment	(12,507)	(14,217)
Acquisition of business, net of cash acquired	—	(25,164)
Net cash used in investing activities	(5,564)	(3,097)
Cash flows from financing activities
Common stock issued under stock plans, net	9,765	1,110
Payment of taxes related to the net share settlement of RSUs	(14,850)	(8,240)
Payment of deferred cash consideration related to acquisitions	(16,750)	—
Net cash used in financing activities	(21,835)	(7,130)
Net decrease in cash and cash equivalents	(11,243)	(17,350)
Cash and cash equivalents, beginning of period	77,329	67,029
Cash and cash equivalents, end of period	$66,086	$49,679

Supplemental cash flow data:
Cash paid during the period for:
Interest	$48	$19
Income taxes	$821	$252
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,144	$1,193

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(6,025)	$(9,008)	$(12,426)	$(24,693)
Interest expense, net	18	61	37	121
Provision for income taxes	716	509	1,363	909
Textbook library depreciation expense	—	2,724	—	7,220
Other depreciation and amortization expense	4,704	3,491	9,093	6,068
EBITDA	(587)	(2,223)	(1,933)	(10,375)
Textbook library depreciation expense	—	(2,724)	—	(7,220)
Share-based compensation expense	9,099	11,221	17,377	22,491
Other expense (income), net	9	63	208	(2)
Restructuring charges (credits)	59	(154)	959	(198)
Acquisition-related compensation costs	1,500	1,000	3,000	1,988
Adjusted EBITDA	$10,080	$7,183	$19,611	$6,684

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total net revenues	$56,317	$53,036	$118,919	$119,690
Adjustment as if transition to Ingram is complete	—	(12,333)	—	(32,188)
Non-GAAP total net revenues	$56,317	$40,703	$118,919	$87,502

Operating expenses	$44,557	$40,004	$91,299	$83,025
Share-based compensation expense	(9,011)	(11,180)	(17,222)	(22,422)
Amortization of intangible assets	(1,375)	(1,186)	(2,778)	(1,814)
Restructuring (charges) credits	(59)	154	(959)	198
Acquisition-related compensation costs	(1,500)	(1,000)	(3,000)	(1,988)
Non-GAAP operating expenses	$32,612	$26,792	$67,340	$56,999

Operating expenses as a percent of total net revenues	79.1%	75.4%	76.8%	69.4%
Non-GAAP operating expenses as a percent of total net revenues	57.9%	50.5%	56.6%	47.6%

Loss from operations	$(5,282)	$(8,375)	$(10,818)	$(23,665)
Share-based compensation expense	9,099	11,221	17,377	22,491
Amortization of intangible assets	1,375	1,186	2,778	1,814
Restructuring charges (credits)	59	(154)	959	(198)
Acquisition-related compensation costs	1,500	1,000	3,000	1,988
Non-GAAP income from operations	$6,751	$4,878	$13,296	$2,430

Net loss	$(6,025)	$(9,008)	$(12,426)	$(24,693)
Share-based compensation expense	9,099	11,221	17,377	22,491
Amortization of intangible assets	1,375	1,186	2,778	1,814
Restructuring charges (credits)	59	(154)	959	(198)
Acquisition-related compensation costs	1,500	1,000	3,000	1,988
Non-GAAP net income	$6,008	$4,245	$11,688	$1,402

Weighted average shares used to compute net loss per share	95,047	90,416	93,943	89,767
Effect of dilutive options, restricted stock units and warrants	9,517	2,468	8,497	3,291
Non-GAAP weighted average shares used to compute non-GAAP net income per share	104,564	92,884	102,440	93,058

Net loss per share	$(0.06)	$(0.10)	$(0.13)	$(0.28)
Adjustments	0.12	0.15	0.24	0.30
Non-GAAP net income per share	$0.06	$0.05	$0.11	$0.02

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2017	Year Ended December 31, 2017
	*	*
Net loss	$(12,700)	$(22,800)
Interest expense, net	—	100
Provision for income taxes	500	1,700
Other depreciation and amortization expense	5,100	19,200
EBITDA	(7,100)	(1,800)
Share-based compensation expense	9,100	36,000
Other expense, net	—	300
Restructuring charges	—	1,000
Acquisition-related compensation costs	1,500	6,000
Adjusted EBITDA	$3,500	$41,500

* Adjusted EBITDA guidance for the three months ended September 30, 2017 and year ended December 31, 2017 represents the midpoint of the ranges of $3 million to $4 million and $41 million to $42 million, respectively.

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

Year Ended December 31, 2017
*
Net cash provided by operating activities	$35,557
Purchases of textbooks	—
Proceeds from liquidations of textbooks	6,943
Purchases of property and equipment	(22,500)
Free cash flow	$20,000

* Purchases of property and equipment and free cash flow guidance for the year ended December 31, 2017 represents the midpoint of the ranges of $20 million to $25 million and $18 million to $22 million, respectively.